UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EQUITY COMMONWEALTH
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, JUNE 20, 2019

Explanatory Note

This supplement to the Proxy Statement (the “Proxy Statement”) of Equity Commonwealth (the “Company”) filed with the Securities and Exchange Commission on April 25, 2019 is being filed to supplement the Proxy Statement solely to clarify our discussion under the section titled “Trustee Compensation - Compensation for the Chairman of the Board” beginning on page 63 of the Proxy Statement.

Supplement to the Proxy Statement

Mr. Zell, as Chairman of the Board, provides valuable contributions to the Company given his unique leadership capabilities along with his extraordinary real estate and business experience, and this supplement to the Proxy Statement serves to clarify that the compensation paid to Mr. Zell, as set forth in the Proxy Statement under the section titled “Trustee Compensation - Compensation for the Chairman of the Board,” is in consideration for his employment as Chairman.

Other than as described in this supplement to the Proxy Statement, there are no revisions to the Proxy Statement as originally provided. Only holders of record of common shares on April 15, 2019 are entitled to receive notice of and to vote at the annual meeting.

Proxies

If you have already submitted a proxy, your vote will count as submitted by you.  If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again.  If you have not yet submitted a proxy, the Board of Trustees of the Company urges you to vote by following the procedures described in the Proxy Statement.

The date of this supplement to the Proxy Statement is June 14, 2019